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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                         December 5, 1997
         Date of Report (Date of earliest event reported)


                        BRC HOLDINGS, INC.
      (Exact Name of Registrant as Specified in its Charter)


         Delaware                 0-8615            75-1533071
     (State or Other Jurisdiction   (Commission        (IRS Employer
          of Incorporation)          File Number)     Identification No.)


               1111 W. Mockingbird Lane
                    Suite 1500
                Dallas, Texas                         75247
        (Address of Principal Executive Offices)      (Zip Code)


                         (214) 688-1800
       (Registrant's Telephone Number, Including Area Code)
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Item 7.   Financial Statements and Exhibits

On November 20, 1997, BRC Holdings, Inc. ("BRC" or the "Company") and its wholly-owned subsidiary Business Records Corporation consummated the divestiture of its business of providing goods and services utilized by public authorities in the conduct of elections. The agreements executed in connection with this divestiture provided for the sale of the assets and operations of the election business to two companies: American Information Systems, Inc. ("AIS") and the Sequoia Pacific Systems division of the Smurfit Packaging Corporation ("Sequoia"). Pursuant to the Asset Purchase Agreement executed with AIS, BRC received consideration consisting of $27.8 million in cash and a $14.1 million promissory note. Under the Asset Purchase Agreement executed with Sequoia, BRC received a cash payment of $5.4 million. The specific terms of these agreements have been disclosed in the Current Report on Form 8-K filed on December 3, 1997.

The Company's pro forma balance sheet as of September 30, 1997 is presented on the following page to reflect the sale and divestiture as if it had occurred at that time. No pro forma income statements have been presented since the operations divested in this transaction were classified as discontinued operations in the Company's historical financial statements.
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                             BRC HOLDINGS, INC.
                  CONSOLIDATED CONDENSED BALANCE SHEET
                               (Unaudited)

                                               September 30, 1997
                                                   Pro Forma
                                     Historical   Adjustments       Pro Forma

ASSETS

Current assets:
Cash and cash equivalents. . . . . $ 15,148,000  $ 33,233,000(a)  $ 48,381,000
Short-term investments . . . . . .   24,067,000                     24,067,000
Accounts receivable, net . . . . .   21,980,000                     21,980,000
Current portion of installment
  and notes receivable . . . . . .    6,237,000                      6,237,000
Inventories  . . . . . . . . . . .    1,685,000                      1,685,000
Deferred tax asset . . . . . . . .    2,637,000       329,000(e)     2,966,000
Other current assets . . . . . . .    2,176,000                      2,176,000
  Total current assets . . . . . .   73,930,000    33,562,000      107,492,000

Property, plant and equipment. . .   39,936,000                     39,936,000
  Less accumulated depreciation. .  (28,946,000)                   (28,946,000)
                                     10,990,000                     10,990,000

Long-term investments. . . . . . .   34,350,000                     34,350,000
Long-term installment and notes
  receivable . . . . . . . . . . .   12,819,000     9,149,000(b)    21,968,000
Purchased software and databases,
  net. . . . . . . . . . . . . . .      326,000                        326,000
Goodwill and intangibles, net. . .   28,140,000                     28,140,000
Other assets . . . . . . . . . . .    3,202,000                      3,202,000
Net assets of discontinued
  operations . . . . . . . . . . .   12,199,000   (12,199,000)(c)          ---

Total assets . . . . . . . . . . . $175,956,000  $ 30,512,000     $206,468,000

LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities
 Accounts payable. . . . . . . . . $  2,503,000                   $  2,503,000
 Accrued liabilities . . . . . . .   18,940,000    12,111,000(d)    31,051,000
 Current portion of capital lease
  obligations. . . . . . . . . . .      336,000                        336,000
  Total current liabilities. . . .   21,779,000    12,111,000       33,890,000

Long-term capital lease
  obligations. . . . . . . . . . .      219,000                        219,000
Deferred tax liability . . . . . .    1,792,000       190,000(e)     1,982,000

Shareholders' Equity:

Common stock . . . . . . . . . . .      719,000                        719,000
Additional paid-in capital . . . .   80,414,000                     80,414,000
Retained earnings. . . . . . . . .   80,494,000    18,211,000(f)    98,705,000
Treasury stock . . . . . . . . . .   (9,461,000)                    (9,461,000)
  Total shareholders' equity . . .  152,166,000    18,211,000      170,377,000

Total liabilities and shareholders'
  equity . . . . . . . . . . . . . $175,956,000  $ 30,512,000     $206,468,000
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Pro forma Adjustments

The pro forma adjustments related to the pro forma condensed balance sheet have been estimated based upon the Company's best estimates at this time and represent adjustments directly attributable to the transaction. With the exception of cash proceeds recorded in connection with the transaction, all pro forma adjustments are subject to change pending further evaluation, and based upon the conclusion of the Company's annual audit for the year ending December 31, 1997. The explanations for such adjustments are as follows:

(a) Represents the cash proceeds from the divestiture of the Company's election business unit.

(b) To reflect the discounted value of a $14.1 million promissory note due from AIS in connection with the divestiture. The discounting of the promissory note is necessary to reflect liquidity and credit risks inherent in the note and to more accurately reflect its estimated fair value. The valuation of the promissory note is a preliminary estimate, based on information currently available to management, subject to change pending further analysis of the note.

(c) Represents the disposition of the net assets of the Company's discontinued election operations.

(d) In connection with the divestiture, the Company has recorded an estimated income tax payable of $11.3 million and certain accrued liabilities of $0.8 million. Accrued liabilities include expenses related to the consummation of the transaction and the transition of the business including severance and vacation pay pertaining to employees, legal costs and other estimated transition expenses. The provision for income taxes was computed assuming a 40% effective tax rate.

(e) To reflect changes in deferred taxes associated with timing differences between the Company's tax provision for financial accounting purposes and the payments estimated to be required for income tax purposes.

(f) To reflect the estimated net after-tax gain associated with the Company's divestiture of the Election business.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BRC HOLDINGS, INC.
                                          (Registrant)

                                               By





DATE: December 5, 1997                 /s/Thomas E. Kiraly
                                       Thomas E. Kiraly
                                       Chief Financial Officer
                                        (Principal Financial Officer
                                        and Principal Accounting Officer)